                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                              SCOTT PAPER COMPANY
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                      [LOGO OF SCOTT PAPER APPEARS HERE]

                       SCOTT PAPER COMPANY SCOTT PLAZA,
                             PHILADELPHIA PA 19113

                                                                  March 10, 1995

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD TUESDAY, APRIL 18, 1995

                               ----------------

  The Annual Meeting of Shareholders of Scott Paper Company, a Pennsylvania corporation, will be held at 10:00 A.M. on Tuesday, April 18, 1995, at The Radisson Hotel-Philadelphia Airport, 500 Stevens Drive, Philadelphia, Pennsylvania, for the following purposes:

    1. To elect nine Directors.
    2. To act on a proposal to approve the Non-Employee Directors' Compensation Plan.
    3. To act on a proposal to approve a performance goal applicable to restricted stock grants under the 1994 Long-Term Incentive Plan.
    4. To act on a proposal to approve the appointment of auditors.
    5. To transact such other business as may properly come before the meeting.

  Only holders of Common Shares of record at the close of business on February 17, 1995 will be entitled to vote at the meeting. In the absence of a quorum, the meeting will be adjourned until a time announced at the meeting at which adjourned meeting the shareholders in attendance, although less than a quorum, shall nevertheless constitute a quorum to elect Directors and, if the meeting has been adjourned for at least fifteen days, to act on all other matters included in this notice.

  Please sign, date and return, in the envelope provided, the enclosed proxy which is being solicited on behalf of the Company's Board of Directors. The proxy shows the form in which your Common Shares are registered. Your signature should be in the same form.

  If you need directions to the meeting, please call the undersigned at 610-522-6770.

                                                       John P. Murtagh
                                                       Secretary

                              SCOTT PAPER COMPANY

                                                                  March 10, 1995

                                PROXY STATEMENT

                            PURPOSES OF THE MEETING

  This Proxy Statement is being mailed on or about March 10, 1995, and is furnished for the solicitation of proxies for use at the Annual Meeting of Shareholders of Scott Paper Company to be held on April 18, 1995, and at any adjournments thereof. Action will be taken at the meeting upon the election of Directors, a proposal to approve the Non-Employee Directors' Compensation Plan, a proposal to approve a performance goal applicable to restricted stock grants under the 1994 Long-Term Incentive Plan and a proposal to approve the appointment of auditors.

                             VOTING AT THE MEETING

  Only the holders of Common Shares ("shares") of record at the close of business on February 17, 1995, are entitled to vote at the Meeting. As of that time there were 76,086,131 shares outstanding and entitled to be voted at the Meeting. Each holder of shares entitled to vote has the right to one vote for each share standing in his or her name on the books of the Company. However, in the election of Directors, voting may be cumulative so that each share has as many votes as there are Directors to be elected, and those votes may be distributed among the nominees in any way the shareholder desires. To vote cumulatively, the shareholder must write the words "cumulate for" followed by the name of the nominee or nominees selected on the line provided under Item 1 of the proxy.

  The shares represented by each properly executed proxy will be voted in the manner specified by the shareholder. If instructions to the contrary are not given, the shares will be voted in the election of Directors as specified below, for approval of the proposals relating to the Non-Employee Directors' Compensation Plan and a performance goal applicable to restricted stock grants under the 1994 Long-Term Incentive Plan, and for approval of the appointment of auditors. The proxies being solicited may be voted cumulatively and the vote distributed among all or less than all of the nominees for election as Directors, if the proxy holders, in the exercise of their discretion, deem it desirable. Execution of the accompanying proxy will not affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted.

                           CONFIDENTIAL VOTING POLICY

  It is the policy of the Company that each shareholder's proxy relating to this Meeting is to be confidential, if the shareholder so requests on the proxy.

  If the shareholder requests confidentiality, the proxy will not, prior to the tabulation of the final vote at the Meeting, be available for examination by, nor will the vote of the shareholder be disclosed to, any person (other than the independent tabulator and judge of election) except (i) where disclosure is necessary to meet applicable legal requirements or (ii) in the event of a contested proxy solicitation. Subject to the foregoing, in cases where the shareholder requesting confidentiality is also a Director or employee of the Company (including through shares held in employee benefit plans), any requested and granted confidentiality would be maintained permanently. The Company has retained an independent tabulator and judge of election to receive, inspect, tabulate and certify proxy votes. The independent tabulator and judge may inform the Company at any time of vote tallies and whether a particular shareholder has voted.

  In accordance with this policy, a space is provided on the proxy for the shareholder to elect to have the proxy treated confidentially. If the shareholder makes this election, the proxy may still be used to communicate directly with the Company by writing comments on it, but any comment will be transcribed separately and given to the Company. Except for a Director or employee, the name of the shareholder making a comment will be disclosed.

                              OWNERSHIP OF SHARES

  According to a Schedule 13G filed by FMR Corp. on behalf of itself and other persons, FMR Corp. and such persons beneficially owned a combined total of 3,836,196 shares, or approximately 5.1% of those outstanding, on December 31, 1994. Fidelity Management & Research Company ("Fidelity"), and the funds for which Fidelity serves as investment adviser, had sole dispositive power with respect to 3,225,054 shares, and the funds' boards of trustees had sole voting power with respect to these shares. Fidelity Management Trust Company had sole dispositive power with respect to 574,442 shares and sole voting power with respect to 293,242 of these shares. Edward C. Johnson 3d and FMR Corp., of which Fidelity and Fidelity Management Trust Company are wholly-owned subsidiaries, had the same dispositive power and voting power as these subsidiaries. FMR Corp., Fidelity and Fidelity Management Trust Company are located at 82 Devonshire Street, Boston, Massachusetts 02109. In addition, Fidelity International Limited, which is located at Pembroke Hall, 42 Crowlane, Hamilton, Bermuda, had sole dispositive power and sole voting power with respect to 36,700 shares.

                               BOARD OF DIRECTORS

  The Board of Directors currently consists of ten members, each of whom is required to be a shareholder of the Company. Each non-employee Director serves on one of the Board's two standing committees (the Audit and the Compensation Committees). The overall attendance at the 12 Board and 18 committee meetings during 1994 was 91%.

  No Director who is an employee receives any additional compensation for service on the Board or its committees. In July 1994, the Board discontinued all prior forms of compensation for non-employee Directors and approved, as the only form of compensation for regular service as a Director, the payment to each Director at the rate of 1000 shares of the Company per year. Until a formal plan has been approved by the shareholders, the Board required that each monthly installment of these shares would be credited to each such Director's unfunded deferred shares account under the Directors' Deferred Compensation Plan (described below) beginning in July. The proposed Non-Employee Directors' Compensation Plan is described beginning on page 21 and will, if approved at the Meeting, provide for all compensation for regular service as a Director beginning in April 1995. The Directors are also reimbursed for their reasonable actual expenses in traveling to and from Board and committee meetings.

  The prior forms of compensation for each Director consisted of an annual retainer of $20,000, a fee of $1,000 for each Board and committee meeting attended, a travel expense allowance, a grant of options for 1000 shares per year, a benefit upon retirement subject to certain conditions under the Directors' Retirement Benefit Plan (described below), and an additional annual retainer of $2,500 for the chairperson of each committee.

  Under the Directors' Deferred Compensation Plan, each non-employee Director has been required since July 1994 to defer the receipt of his or her monthly installment of shares (either 83 or 84 shares per month) in an unfunded deferred shares account until the termination of his or her service as a Director. Previously, each such Director could elect to defer the receipt of all or part of his or her retainer and meeting fees until such termination in the form of an unfunded deferred cash account, an unfunded deferred shares account or a combination of both. On a regular periodic basis, interest at a market rate or dividends are credited to these accounts. The number of shares in unfunded deferred shares accounts are reported in footnote 4 to the "Ownership of Shares" table on page 7. All payments from these accounts are made in cash. The Company's stock option plans previously provided for an automatic annual grant to each non-employee Director of a nonqualified option to purchase 1000 shares, and the 1989 Stock Option and Restricted Stock Plan included stock appreciation rights in connection with these grants. In July 1994, the Board of Directors discontinued future automatic grants to non-employee Directors and in September 1994, the then current non-employee Directors surrendered all existing stock appreciation rights. Under the Directors' Retirement Benefit Plan, each non-employee Director with at least five years of service is entitled to an annual benefit, payable monthly, equal to his or her annual retainer at the time of retirement (or $20,000 per year for those active Directors who had qualified as of July 1994), to be paid over a period equal to the shorter of fifteen years or his or her years of qualifying service. If the Director dies before these payments have been completed, the remaining benefits will be paid to his or her designated beneficiary. In July 1994 all further accruals of benefits under this plan were terminated.

  The Audit Committee consists of Chairman John F. Fort, III, William A. Andres, Claudine B. Malone and Paula Stern. It met four times during 1994 in the discharge of its responsibilities to review and examine: the audit plan, practices and procedures of the Company's independent accountants and internal audit staff; the scope of their audit activities; the Company's accounting policies, practices and controls; the Company's policies and practices in reporting to shareholders and the public; the Company's compliance with policies and programs; any relevant litigation, environmental, health and safety matters; and the performance audits of major capital projects, acquisitions and divestitures. As part of its activities, the committee meets with representatives of the Company's management, internal audit staff and independent accountants and meets privately with the independent accountants and internal auditors. The committee makes a recommendation each year to the full Board concerning the choice of the Company's independent accountants.

  The Compensation Committee is composed of Chairman Gary L. Roubos, Jack J. Crocker, Peter Harf, Richard K. Lochridge and Bruce K. MacLaury. This committee examines and reviews the Company's policies and practices regarding compensation, development, performance evaluation and succession for Company personnel; reviews the qualifications of officers who report directly to the Chairman and Chief Executive Officer and approves their compensation (including incentive compensation); administers the Company stock option plans; reviews the Company's pension plans, their performance and funding status, and their investment and actuarial policies; reviews and removes investment managers, trustees and a voting fiduciary; and reviews the Board's structure, composition, policies and practices, including recommending candidates for election as Directors and considering candidates suggested by shareholders. See "Shareholder Proposals and Nominations" on page 27. This committee met 6 times during 1994.

                             ELECTION OF DIRECTORS

  Nine Directors are to be elected, each to hold office until the next succeeding Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified. Of the twelve Directors elected at the 1994 Annual Meeting of Shareholders, six are not standing for election to the Board of Directors this year; they are Mr. W. H. Gray, III, who resigned in June 1994; Mr. J. R. Leaman, Jr., who resigned in October 1994; Mr. J. J. Crocker who, having reached age 70, will be retiring at the end of the current term in accordance with the provisions of the Company's bylaws; and Ms. C. B. Malone, Dr. P. Stern and Mr. B. K. MacLaury, all of whom are not standing for re-election. Standing for election for the first time this year are Mme. G. E. Beaux, Mr. M. C. Davis and Mr. H. G. Kristol.

  All nominees have consented to be named and to serve if elected. The Company does not presently know of anything that would preclude any nominee from serving if elected. If any nominee for any reason should become unable or unwilling to stand for election as a Director, either the shares represented by all proxies authorizing votes for that nominee will be voted for the election of such other person as the Board may recommend, or the number of Directors to be elected at the meeting will be reduced accordingly. Each nominee will be elected if he or she receives the affirmative vote of a plurality of the votes cast by holders of shares at the Meeting. Abstentions and broker non-votes will not be counted as votes cast.

  The following information is submitted concerning the nominees for election to the Board.

[PHOTO OF          WILLIAM A. ANDRES, 68, Former Chairman and Chief Executive
WILLIAM A.       Officer of Dayton Hudson Corporation, a non-food retailing
ANDRES           company, having served as its Chairman of the Board from 1976
APPEARS HERE]    until 1984.
                   Director of Hannaford Bros. Co. (food retailer);
                 International Multifoods, Inc.; Jostens, Inc. (education, business and athletic products); and Lowe's Companies, Inc.
                 (building materials).

                   (Company Director since 1984 and member of the Audit
                 Committee.)


[PHOTO OF          GILBERTE E. BEAUX, 65, Chairman since 1982 and Chief
GILBERTE E.      Executive Officer since 1988 of Basic Petroleum International
BEAUX            Ltd., a Bahamian petroleum exploration and production
APPEARS HERE]    company, Chairman and Chief Executive Officer of Efficacite
                 Finance Conseil, a French financial investment firm which she founded in 1991, and Chairman and Chief Executive Officer since 1968 of Fipp S.A., a French financial investment firm.

                   Director and Vice Chairman of General Oriental Investments
                 Limited; Director of Fiat France (automobiles); and Imetal S.A. (building materials and industrial minerals).

                   (Mme. Beaux is standing for election as a Director of the
                 Company for the first time.)

[PHOTO OF          MARK C. DAVIS, 35, a Managing Director of the Investment
MARK C. DAVIS    Banking Department of Salomon Brothers Inc, a financial
APPEARS HERE]    services firm, since 1993. Formerly a Director in the same department from 1990 to 1992 and a Vice President from 1989 to 1990.
                   Director of Valassis Communications, Inc. (printing and
                 promotional materials).
                   (Mr. Davis is standing for election as a Director of the
                 Company for the first time.)



[PHOTO OF          ALBERT J. DUNLAP, 57, Chairman of the Board and Chief
ALBERT J.        Executive Officer of the Company since April 19, 1994.
DUNLAP           Formerly, Managing Director and Chief Executive Officer of
APPEARS HERE]    Consolidated Press Holdings Limited (Australian media,
                 chemicals and agricultural operations) from 1991 to 1993, Chairman and Chief Executive Officer of Gyrestar, Inc.
                 (investment company) for a portion of 1991, Chairman and Chief Executive Officer of Anglo Group plc (U.K. investment company) from 1989 to 1990, and Chairman and Chief
                 Executive Officer of GOSL Acquisition Corp. (timber, oil and gas operations) from 1986 to 1989.

                   Director of General Oriental Investments Limited.

                   (Company Director since April 19, 1994.)

[PHOTO OF          JOHN F. FORT, III, 53, Former Chairman, President and
JOHN F.          Chief Executive Officer of Tyco International, Inc., a
FORT, III        diversified manufacturing company, having served as its
APPEARS HERE]    Chairman from 1983 to 1993, its President from 1982 to 1989 and its Chief Executive Officer from 1982 to 1992.
                   Director of Tyco International, Inc. and Dover
                 Corporation (diversified manufacturing).

                   (Company Director since 1993 and Chairman of the Audit
                 Committee.)


[PHOTO OF          PETER HARF, 48, Chairman and Chief Executive Officer
PETER HARF       since 1988 of Joh. A. Benckiser GmbH, an international
APPEARS HERE]    consumer products company.
                   Director of Joh. A. Benckiser GmbH.
                   (Company Director since 1990 and member of the
                 Compensation Committee.)

[PHOTO OF          HOWARD G. KRISTOL, 57, Partner since 1976 of Reboul,
HOWARD G.        MacMurray, Hewitt, Maynard & Kristol, a New York-based law
KRISTOL          firm.
APPEARS HERE]      Director of Valassis Communications, Inc. (printing and
                 promotional materials).
                   (Mr. Kristol is standing for election as a Director of
                 the Company for the first time.)



[PHOTO OF          RICHARD K. LOCHRIDGE, 51, President and Chief Executive
RICHARD K.       Officer of Lochridge & Company, Incorporated, a management
LOCHRIDGE        consulting company which he founded in 1986.
APPEARS HERE]      Director of Dynatech Corporation (communication
                 equipment) and Hannaford Bros. Co. (food retailer).

                   (Company Director since 1986 and member of the
                 Compensation Committee.)


[PHOTO OF          GARY L. ROUBOS, 58, Chairman since 1989 of Dover
GARY L. ROUBOS   Corporation (diversified manufacturing), having served as
APPEARS HERE]    Chief Executive Officer from 1981 to 1994.
                   Director of Bell & Howell Holdings Company (information
                 management products and services); Dovatron International, Inc. (electronics manufacturing); Dover Corporation;
                 Omnicom Group, Inc. (advertising); and The Treasurers Fund
                 (financial services).

                   (Company Director since 1987 and Chairman of the
                 Compensation Committee.)

OWNERSHIP OF SHARES

  The following table contains information as of January 13, 1995 relating to the ownership of shares by (i) each Director and nominee for election to the Board of Directors and each person named in the summary compensation table on page 12, and (ii) all Directors, nominees and executive officers (including all persons named in the summary compensation table, whether or not they are still executive officers of the Company) as a group. None of these individuals owns shares of any class of equity securities of the Company other than Common Shares. Information as to the number of shares owned and the nature of ownership has been provided by these individuals and is not within the direct knowledge of the Company.

      NAME OF         SHARES
    INDIVIDUAL    OWNED(/1/)(/2/)
    ----------    ---------------
Basil L.
 Anderson             185,376(/3/)(/7/)
William A.
 Andres                 8,000(/4/)
Gilberte E.
 Beaux                      0
Jack J. Crocker         6,400(/4/)(/5/)
Mark C. Davis               0
Albert J. Dunlap      891,633(/1/)(/3/)(/7/)
Paolo Forlin          212,174(/6/)(/7/)
John F. Fort,
 III                    9,101(/4/)
Peter Harf              7,321(/4/)
Russell A. Kersh      210,027(/3/)(/7/)

      NAME OF        SHARES
    INDIVIDUAL   OWNED(/1/)(/2/)
    ----------   ---------------
Howard G.
 Kristol                   0
J. Richard
 Leaman, Jr.         152,175(/3/)(/6/)
Philip E.
 Lippincott          234,989(/3/)(/6/)(/8/)
Richard K.
 Lochridge             6,400(/4/)
Bruce K.
 MacLaury              1,200(/4/)
Claudine B.
 Malone                7,107(/4/)(/6/)
John P. Murtagh      203,145(/3/)(/7/)
Gary L. Roubos         7,000(/4/)
Paula Stern            6,500(/4/)
P. Newton White      312,785(/3/)(/6/)(/7/)

All Directors, nominees and executive officers as a group (22 persons)  2,781,038(/3/)(/6/)(/7/)

- --------
(/1/)Nature of ownership consists of sole voting power and sole investment power unless otherwise indicated. There were 75,677,322 shares outstanding on January 13, 1995, of which Mr. Dunlap owned 1.2% and all Directors, nominees and executive officers as a group owned 3.6%.

(/2/)The numbers shown include shares which the individual or members of the group have the right to acquire upon exercise of stock options under the Company's stock option plans, as follows: Mr. Anderson, 147,000 shares; Mr. Dunlap, 750,000 shares; Mr. Forlin, 136,000 shares; Mr. Kersh, 170,000 shares; Mr. Leaman, 140,000 shares; Mr. Lippincott, 210,000 shares; Mr. Murtagh, 170,000 shares; Mr. White 240,000 shares; each current non-employee Director, 6,000 shares, except Dr. Harf, 4,000 shares, Mr. Fort, 2,000 shares, and Mr. MacLaury, 1,000 shares; and all Directors, nominees and executive officers as a group, 2,270,000 shares. Of these, the following numbers of shares may be acquired within sixty days: Mr. Anderson, 43,250 shares; Mr. Dunlap, no shares; Mr. Forlin, 27,000 shares; Mr. Kersh, no shares; Mr. Leaman, 140,000 shares; Mr. Lippincott, 210,000 shares; Mr. Murtagh, no shares; Mr. White, 80,000 shares; each current non-employee Director, 4,500 shares, except Dr. Harf, 2,500 shares, Mr. Fort, 500 shares, and Mr. MacLaury, no shares; and all Directors, nominees and executive officers as a group, 577,250 shares.

(/3/)The numbers shown include shares held for the account of the individual or members of the group under the Salaried Investment Plan, as follows: Mr. Anderson, 2,350 shares; Mr. Dunlap, 217 shares; Mr. Kersh, 27 shares; Mr. Leaman, 49 shares; Mr. Lippincott, 3,747 shares; Mr. Murtagh, 1,656 shares; Mr. White, 1,283 shares; and all Directors, nominees and executive officers as a group, 9,378 shares.

   The Directors, nominees and executive officers have sole voting power with respect to shares held for their account in the plan, but their power to obtain and dispose of such shares is limited by the terms of the plan.

(/4/)The numbers shown exclude the unfunded deferred shares accounts of each non-employee Director under the Company's Directors' Deferred Compensation Plan as of December 31, 1994: Mr. Andres, 1,243 shares; Mr. Crocker, 11,364 shares; Mr. Fort, 1,731 shares; Dr. Harf, 499 shares; Mr. Lochridge, 6,102 shares; Mr. MacLaury, 499 shares; Ms. Malone, 499 shares; Mr. Roubos, 499 shares; Dr. Stern, 1,781 shares; and all non-employee Directors as a group, 24,217 shares.

(/5/)Four hundred of these shares are held by Mr. Crocker and his wife as co-trustees of a revocable trust for members of their family.

(/6/)The numbers shown include the following shares owned jointly with others:
   Mr. Forlin, 46,174 shares; Mr. Leaman, 126 shares; Mr. Lippincott, 237 shares; Ms. Malone, 297 shares; Mr. White, 2 shares; and executive officers not named in this table, 1,348 shares.

(/7/)The numbers shown include restricted shares held as shown on page 13. All
   Directors, nominees and executive officers as a group held 240,289 restricted shares.

(/8/)Does not include 400 shares owned by Mr. Lippincott's wife.

                            EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

  Near the beginning of each year, the Committee assesses the performance of the Company's Chief Executive Officer and each of the executives who report directly to the Chief Executive Officer. The Committee takes into consideration performance relative to their individual responsibilities, as well as the financial performance of the Company relative to its goals and to the financial performance of other companies. The Chief Executive Officer makes recommendations to the Committee regarding the performance of these executives. The Committee meets without the Chief Executive Officer being present when assessing his performance.

  Based on its assessment, the Committee authorizes the amounts, if any, of base salary increases for the current year and annual incentive bonuses for the prior year for these officers. In addition, the Committee reviews the annual base salary increase program proposed by the Company for its other salaried employees, authorizes the total amount of annual incentive bonuses proposed by the Company, and makes all individual grants of stock options and restricted stock.

  On April 19, 1994, the Company entered into an Employment Agreement with Mr. Dunlap upon his election as Chairman of the Board and Chief Executive Officer. This agreement, certain provisions of which were approved by the shareholders on June 3, 1994, is described under "Agreements with Executives" on page 16. Mr. Dunlap's compensation is governed by this agreement, as well as by the Committee determinations described herein.

  In making its executive compensation determinations, the Committee considers the competitiveness of both the entire executive compensation package and each of its individual components. In addition, the Committee is mindful of the Company's belief that the total compensation programs of its executives should be essentially the same as those of its other salaried employees, except that
(i) executives should have a greater portion of their compensation at risk than other employees, (ii) executive compensation should be tied directly to the performance of the business, as well as to performance of individual responsibilities, and (iii) executives should have a large stake in the risks and rewards of ownership of the Company.

  The Committee has considered the probable effects of Section 162(m) of the Internal Revenue Code (the "Code"), which was added by the Omnibus Budget Reconciliation Act of 1993. This section disallows a publicly held company's tax deductions for employee remuneration exceeding $1,000,000 per year for certain executives, but contains an exception for qualified "performance-based compensation." The Committee has been advised that, based on proposed regulations (i) income received upon the exercise of stock options granted under its stock option plans will constitute qualified "performance-based compensation"; (ii) income received upon the vesting of restricted shares which are not performance related will not qualify as "performance-based compensation"; (iii) in most cases income received upon the vesting of certain performance related restricted shares granted under the 1994 Long-Term Incentive Plan will qualify as "performance-based compensation" (see "Approval of Performance Goal Applicable to Restricted Stock Grants" on page 22); (iv) annual incentive bonuses, as presently constituted, will not qualify as "performance-based compensation"; and (v) base salary will not qualify as "performance-based compensation."

  Following is a discussion of the compensation actions taken by the Committee for 1994. This discussion focuses separately on base salary, annual incentive bonuses, stock options and restricted stock. For each of these components of compensation, the discussion outlines guiding principles used by the Committee and describes actions taken.

BASE SALARY

 Guiding Principles

  Under Mr. Dunlap's employment agreement, his annual base salary has been set at $1,000,000 and may be increased by the Compensation Committee for any year after 1994, but may not be decreased after any such increase. Base salaries for other executives and all other salaried employees are paid within broad salary ranges established for each pay level which are determined through annual competitive salary surveys. The Company positions the salary ranges in relation to those companies with sales volumes comparable to the Company's. The Company believes that it competes for executives in a multi-industry market and, in particular, those portions of the market which include paper companies and consumer packaged goods companies. As a result, the Company used a multi-industry survey of over 150 companies with sales exceeding $1 billion as the primary reference for setting its base salary ranges. The Company compares the multi-industry survey group data with surveys of paper companies and consumer packaged goods companies to ascertain whether there are significant variations which could suggest a need to adjust the Company's salary ranges to be more reflective of consumer packaged goods and paper companies.

 Actions for 1994

  Due to its significant restructuring during 1994, the Company did not apply these principles but instituted a broad-based freeze on salary increases. Base salary increases were implemented in early 1995.

ANNUAL INCENTIVE BONUS

 Guiding Principles

  The Company believes that its annual incentive plans focus the attention of employees on improving business results and serve to align the interests of employees with those of the Company's shareholders. In early 1994, the Committee approved performance goals based on year-to-year improvement of a financial measure which focused on the extent to which net operating profit after tax exceeds, or falls short of, the total cost of the Company's or business unit's capital. Separate performance measures were maintained for the Company as a whole and for each of its nine major operating units. The bonuses of the executives who report directly to the Chief Executive Officer and all corporate staff employees were based on total Company results. Bonuses for all other employees were based on their respective business unit results.

  For 1994 the size of the bonus opportunity was determined by using a total pay version (base salary plus annual bonus) of the same multi-industry survey used to determine base salary ranges. At the nominal target performance by the Company, the plan was designed to produce bonus levels that, in combination with midpoint base salaries, would result in total pay for employees generally between the 60th and 70th percentiles in the survey. The Committee approved a formula tying proposed bonus levels to varying levels of Company or business unit results. Each employee's bonus opportunity was based on his or her bonus points, which in turn are based on his or her likely impact on the business, multiplied by the dollars per point determined by the formula. The Committee had full discretion with respect to the amount of each bonus for 1994 paid to the Chief Executive Officer and the executives who report directly to him, and with respect to the total amount of incentive awards.

  For 1995 the Company has revised its incentive plan design, including its performance goals.

 Actions for 1994

  At its January 1995 meeting, the Committee approved 1994 bonuses consistent with the formula it had approved for 1994. The Chief Executive Officer recommended and the Committee approved awards for the executives who report directly to the Chief Executive Officer based on the formula described above. In the exercise of its discretion, the Committee determined not to grant bonuses to the executives named in the summary compensation table who are not continuing employees of the Company. In addition, in the exercise of its discretion, the Committee elected to grant Mr. Dunlap a $2,500,000 bonus for 1994 based on its subjective evaluation of his success in developing and implementing a plan to improve the Company's performance.

STOCK OPTIONS

 Guiding Principles

  The Company views stock options as a competitively appropriate component of total compensation which provides long-term incentive and firmly links the interests of executives with those of the Company's shareholders. The Company believes that those employees in positions requiring them to take actions with long-term implications are the most appropriate candidates for stock option grants. Grants are based on this factor, as well as each employee's level in the Company and his or her performance.

 Actions for 1994

  Based on the Company's historical practice of making annual grants, stock options were granted to executive officers and other key employees in February 1994 based on the principles described above. Upon execution of Mr. Dunlap's employment agreement in April 1994, the Company granted him options to purchase 750,000 shares which vest at the rate of 20% per year over a five-year period (see

"Agreements with Executives" on page 16). In addition, upon the Company's hiring of Messrs. Kersh and Murtagh, the Committee granted them the options shown under "Stock Options" on page 14.

  In September 1994, the Committee departed from its past practice of annual grants by making significant grants to executive officers and other key employees. These grants were intended to be in lieu of annual option grants over a multi-year period, and vest at the rate of 20% per year for five years. The purpose of grants of this magnitude and with this vesting schedule is to strengthen the linkage between the grantees' interests and those of the Company's shareholders and to give the grantees a significant incentive to remain employed by the Company.

RESTRICTED STOCK

 Guiding Principles; Actions for 1994

  In the past, the Committee occasionally made limited grants of restricted shares to individual employees to recognize their contribution to the business and to clearly signal the Company's interest in retaining them as employees. These grants vested if the grantee remained in the Company's employ for a specified period of time.

  In September 1994, the Committee made grants of performance-based restricted shares to 22 senior executives of the Company, including Mr. Dunlap and those other persons named in the summary compensation table on page 12 who are continuing employees of the Company. The Board of Directors is seeking shareholder approval of the performance goal applicable to these grants, which are described in more detail under "Approval of Performance Goal Applicable to Restricted Stock Grants" on page 22. The purpose of these grants is to strengthen the linkage between the grantee's interests and those of the Company's shareholders and to give the grantees a significant incentive to remain employed by the Company.

OTHER COMPONENTS OF COMPENSATION

 Deferral of Bonuses and Salary

  Company executives and key employees have an opportunity, under unfunded plans which are not qualified under the Code, to defer receipt of all or a portion of their annual bonuses and to defer part of their base salaries until termination or retirement.

 Benefit Plans

  The pension and welfare benefits provided to executives are equivalent to those provided to all other salaried employees, except as described under "Agreements with Executives" on page 16.

 Financial Counselling

  During 1994, the Company paid for personal financial counselling for approximately forty senior executives. This program has been terminated and replaced by a tax counselling service. As required by the Code, a portion of the amount paid is reported as taxable income for the executive.

 Other Benefits

  Other than as described above and in "Agreements with Executives," the Company generally does not provide non-business related personal benefits to its executives.

                             Compensation Committee

            G. L. Roubos, Chairman                R. K. Lochridge
            J. J. Crocker                         B. K. MacLaury
            P. Harf

EXECUTIVE COMPENSATION FOR THE LAST THREE FISCAL YEARS

  The following table shows the compensation paid by the Company and its subsidiaries for services in all capacities during each of the past three years to (i) the Company's current Chief Executive Officer and its former Chief Executive Officer, and (ii) the six persons who were executive officers at any time during the year whose 1994 salary and annual bonus were highest.

                           SUMMARY COMPENSATION TABLE

                                    ANNUAL                               LONG-TERM
                                 COMPENSATION                       COMPENSATION AWARDS
                              -------------------                   -------------------
                                                                   RESTRICTED   OPTIONS
        NAME AND                                  OTHER ANNUAL        STOCK     (NUMBER        ALL OTHER
   PRINCIPAL POSITION    YEAR  SALARY  BONUS(/4/) COMPENSATION     AWARDS(/9/) OF SHARES) COMPENSATION(/1//0/)
   ------------------    ---- -------- ---------- ------------     ----------- ---------- --------------------
Albert J. Dunlap (/1/).. 1994 $705,753 $2,500,000   $369,768 (/5/) $3,181,250   750,000     $801,290(/1//1/)
 Chairman of the Board   1993      --         --         --               --        --           --
  and
 Chief Executive Officer 1992      --         --         --               --        --           --
Philip E. Lippincott                                       0                0         0      510,425(/1//2/)
 (/1/).................. 1994  185,107          0
 Former Chairman of the  1993  617,918          0          0                0    40,000        7,044
 Board and Chief         1992  554,055    341,741          0                0    50,000        6,505
  Executive Officer
Basil L. Anderson....... 1994  199,452    222,300          0        1,352,500   107,500        8,126
 Vice President,         1993  196,844          0          0           57,844     4,500        5,756
  Treasurer
 and Chief Financial     1992  188,559    108,254          0                0     6,000        5,134
  Officer
Paolo Forlin............ 1994  314,378    249,206          0        1,244,100   118,000            0
 Senior Vice President-- 1993  223,763          0          0                0    18,000            0
 European Consumer       1992  219,296    160,000          0                0         0            0
  Business
Russell A. Kersh (/2/).. 1994  166,849    323,000     75,597 (/6/)  1,881,750   170,000      160,766(/1//3/)
 Senior Vice President-- 1993      --         --         --               --        --           --
 Finance and             1992      --         --         --               --        --           --
  Administration
J. Richard Leaman, Jr.                                45,046 (/7/)          0    25,000      625,194(/1//4/)
 (/3/).................. 1994  448,767          0
 Vice Chairman, and      1993  441,076          0     11,312 (/7/)          0    25,000       24,303
  President
 of S.D. Warren Company  1992  414,247    281,381     10,815 (/7/)          0    25,000       21,847
John P. Murtagh(/2/).... 1994  112,767    253,000     13,093(/6/)   1,566,774   170,000       50,000(/1//3/)
 Senior Vice President,  1993      --         --         --               --        --           --
 General Counsel and     1992      --         --         --               --        --           --
  Secretary
P. Newton White......... 1994  299,178    323,000    (23,141)(/8/)  2,304,300   170,000       21,669
 Senior Vice President-- 1993  291,507          0    (42,360)(/8/)    192,813    18,000       16,394
  Worldwide
 Away-from-Home Business 1992  258,904    170,056     81,836 (/8/)          0    18,000       15,940

- --------
(/1/)On April 19, 1994, Mr. Lippincott resigned as Chairman and Chief Executive
    Officer and Mr. Dunlap was elected to these positions.

(/2/)Mr. Kersh's employment with the Company commenced on June 13, 1994 and Mr.
    Murtagh's employment with the Company commenced on June 9, 1994.

(/3/)Mr. Leaman resigned as Vice Chairman and as a Director on October 7, 1994.
    The Company sold its wholly-owned subsidiary, S.D. Warren Company, on December 20, 1994.

(/4/)The bonus shown for each year is the bonus earned in that year and paid in the first quarter of the following year.

(/5/)This amount includes the following amounts paid pursuant to Mr. Dunlap's employment agreement: (i) $30,077 for membership-related fees and (ii) reimbursements totalling $327,608 for tax liabilities relating to various items included in Other Annual Compensation and All Other Compensation.

(/6/)These amounts consist of reimbursement for tax liabilities relating to relocation to Philadelphia, Pennsylvania.

(/7/)These amounts consist of reimbursements for the increase in Mr. Leaman's state personal income tax liability resulting from his employment in Massachusetts as President of S.D. Warren Company. See "Agreements with Executives" on page 16.

(/8/)These amounts consist of tax payments in the amounts shown made pursuant to the Company's policy of offsetting higher personal income taxes occasioned by an employee's service outside his home country.

(/9/)The number and value (based on $69.125, the closing price of the Company's shares on December 30, 1994) of the aggregate restricted stock holdings at the end of the Company's 1994 fiscal year were as follows for each named executive officer who held restricted shares at that time:

   EXECUTIVE OFFICER              RESTRICTED SHARES HELD                         VALUE
   -----------------              ----------------------                       ----------
   Albert J. Dunlap                       50,000                               $3,456,250
   Basil L. Anderson                      24,500                                1,693,563
   Paolo Forlin                           30,000                                2,073,750
   Russell A. Kersh                       30,000                                2,073,750
   John P. Murtagh                        24,789                                1,713,540
   P. Newton White                        45,000                                3,110,625

  Outstanding grants to Messrs. Anderson, Forlin and White under the 1989 Stock Option and Restricted Stock Plan, totalling 6,500, 15,000 and 15,000, respectively, are scheduled to vest not less than three years after their respective grant dates, and vesting is accelerated on a change of control. All other grants to the named executive officers were made under the 1994 Long-Term Incentive Plan, the relevant provisions of which are described under "Approval of Performance Goal Applicable to Restricted Stock Grants" on page 22. Dividends on restricted shares are paid to the grantee.

(/1//0/)The amounts shown for 1994 under All Other Compensation consist of matching employer contributions under the Salaried Investment Plan, plus
    (i) matching Company contributions for deferrals of base salary under the Deferred Compensation Plan in the amount of $14,115 for Mr. Dunlap, $3,989 for Mr. Anderson, $3,222 for Mr. Kersh, $8,975 for Mr. Leaman and $5,984 for Mr. White, and (ii) payments made upon withdrawal of vacation banked in prior years in the amount of $51,781 for Mr. Leaman and $11,507 for Mr. White.

(/1//1/)This amount includes the following amounts paid pursuant to Mr.
    Dunlap's employment agreement: (i) a special bonus on hiring of $333,333,
    (ii) $329,425 in excess of the amounts payable under the Company's standard relocation policy for new hires relating to Mr. Dunlap's move to Philadelphia, Pennsylvania, including temporary living costs during the remainder of 1994 (see "Agreements with Executives" on page 16), (iii) payment of legal fees of $111,442 in connection with the negotiation of the employment agreement, and (iv) $8,665 paid by the Company for welfare benefits provided under the Flexible Benefit Plan.

(/1//2/)This amount includes $443,153 in payments made to Mr. Lippincott after termination of his active employment, pursuant to the Company's agreement with him which is described under "Agreements with Executives" on page 16, and $60,890 of pay in lieu of vacation.

(/1//3/)These amounts include, (i) for Mr. Kersh, a special bonus on hiring of $75,000 and $78,314 paid in excess of amounts payable under the Company's standard relocation policy for new hires relating to his move to Philadelphia, Pennsylvania, and (ii) for Mr. Murtagh, a special bonus on hiring of $50,000.

(/1//4/)This amount includes a $500,000 incentive award (see "Agreements with Executives" on page 16) and $60,411 of pay in lieu of vacation.

STOCK OPTIONS

  The following table provides information on stock options granted in 1994 to the persons named in the summary compensation table on page 12. No stock appreciation rights were granted in 1994. The columns relating to potential realizable value show the gain each person would receive if he exercised all of these options on their expiration date, and if the price of the Company's shares were to increase by 0%, 5% and 10% annually to that date. The row entitled "All Shareholders" shows the gain all shareholders as a group would receive, based on increases in price of 0%, 5% and 10% over a ten year period from $54.42, the weighted average exercise price for all options granted in 1994, based on the number of shares outstanding on December 31, 1994, 75,595,272 shares. Regardless of the hypothetical rates of appreciation in the price of the Company's shares, the ultimate value of these options will depend on the actual value of the Company's shares in the future, and that value will depend in part on the efforts of the Company's executives to foster the future success of the Company.

                          OPTION GRANTS IN FISCAL 1994

                                                                                 POTENTIAL REALIZABLE VALUE AT
                                                                                    ASSUMED ANNUAL RATES OF
                                         INDIVIDUAL GRANTS                  STOCK PRICE APPRECIATION FOR OPTION TERM
                          ------------------------------------------------ ------------------------------------------
                           NUMBER OF        % OF
                             SHARES       OPTIONS
                           UNDERLYING    GRANTED TO   EXERCISE
                            OPTIONS      EMPLOYEES      PRICE   EXPIRATION      0%            5%            10%
          NAME            GRANTED(/1/) IN FISCAL 1994 ($/SHARE)    DATE    APPRECIATION  APPRECIATION   APPRECIATION
          ----            ------------ -------------- --------- ---------- ------------ -------------- --------------
Albert J. Dunlap........    750,000         20.3%      $38.00    4/19/04       $ 0      $   17,925,000 $   45,420,000
Philip E. Lippincott....          0           --           --         --        --                  --             --
Basil L. Anderson.......      7,500          0.2%       45.00    2/15/04         0             212,250        537,900
                            100,000          2.7%       63.75    9/16/04         0           4,009,000     10,160,000
Paolo Forlin............     18,000          0.5%       45.00    2/15/04         0             509,400      1,290,960
                            100,000          2.7%       63.75    9/16/04         0           4,009,000     10,160,000
Russell A. Kersh........     20,000          0.5%       49.88    6/13/04         0             627,300      1,589,700
                            150,000          4.1%       63.75    9/16/04         0           6,013,500     15,240,000
J. Richard Leaman, Jr. .     25,000          0.7%       45.00    2/15/04         0             707,500      1,793,000
John P. Murtagh.........     20,000          0.5%       49.88    6/13/04         0             627,300      1,589,700
                            150,000          4.1%       63.75    9/16/04         0           6,013,500     15,240,000
P. Newton White.........     20,000          0.5%       45.00    2/15/04         0             566,000      1,434,400
                            150,000          4.1%       63.75    9/16/04         0           6,013,500     15,240,000
All Shareholders........         --           --           --         --         0      $2,586,870,000 $6,556,378,000

- --------
(/1/)All options granted on February 15, 1994 and the options granted to Messrs. Kersh and Murtagh on June 13, 1994 become 50% exercisable one year after grant and become fully exercisable two years after grant. All options granted to Mr. Dunlap and all options granted on September 16, 1994 become exercisable at the rate of 20% per year on each anniversary of the grant date (see "Agreements with Executives" on page 16). Exercisability of these options is accelerated on a change in control of the Company.

  The following table provides information on stock option exercises during 1994 by each person named in the summary compensation table on page 12, and provides information on the number and value (based on $69.125, the closing price of the Company's shares on December 30, 1994) of stock options, both exercisable and unexercisable, held by each such person at the end of the Company's 1994 fiscal year.

  AGGREGATED OPTION EXERCISES IN FISCAL 1994 AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF
                                                             SHARES            VALUE OF
                                                           UNDERLYING         UNEXERCISED
                                                           UNEXERCISED       IN-THE-MONEY
                                                           OPTIONS AT         OPTIONS AT
                                                         FISCAL-YEAR END    FISCAL-YEAR END
                             NUMBER OF
                          SHARES ACQUIRED                 EXERCISABLE/       EXERCISABLE/
   NAME                     ON EXERCISE   VALUE REALIZED  UNEXERCISABLE      UNEXERCISABLE
   ----                   --------------- -------------- --------------- ---------------------
Albert J. Dunlap........           0        $        0         0/750,000        $0/$23,343,750
Philip E. Lippincott....      25,000           485,938   230,000/ 20,000 6,563,850/    611,250
Basil L. Anderson.......       4,800            85,200    34,250/109,750   924,891/    787,203
Paolo Forlin............           0                 0    34,000/127,000   941,439/  1,246,813
Russell A. Kersh........           0                 0         0/170,000         0/  1,186,139
J. Richard Leaman, Jr. .      46,000         1,208,688   127,500/      0 3,245,781/          0
John P. Murtagh.........           0                 0         0/170,000         0/  1,186,139
P. Newton White.........           0                 0    59,000/179,000 1,523,063/  1,563,813

RETIREMENT BENEFITS

  All of the persons named in the summary compensation table on page 12, except Messrs. Dunlap and Forlin, are eligible to participate in the Retirement Plan for Salaried Employees (the "Salaried Retirement Plan") and the Supplemental Executive Retirement Plan (the "Supplemental Plan"). The following table shows the annual single life annuity retirement benefit that a member of the Salaried Retirement Plan and the Supplemental Plan would receive if he or she had retired effective January 1, 1995 at the normal retirement age of 65. The amounts shown reflect the indicated assumptions as to compensation and years of employment, but do not reflect the deduction, applicable to years of employment after 1978, of an amount not in excess of one-half of the employee's annual Social Security benefit. Retirees with a vested benefit under the Supplemental Plan may elect to receive the value of their benefit under that plan in a lump sum soon after retirement.

                               PENSION PLAN TABLE

                                              ANNUAL RETIREMENT BENEFITS
   AVERAGE                                     YEARS OF EMPLOYMENT(/2/)
   FINAL                    --------------------------------------------------------------
   COMPENSATION(/1/)           10       15       20       25       30       35       40
   -----------------           --       --       --       --       --       --       --
   $  200,000.............. $ 30,000 $ 45,000 $ 60,000 $ 75,000 $ 90,000 $105,000 $120,000
      300,000..............   45,000   67,500   90,000  112,500  135,000  157,500  180,000
      400,000..............   60,000   90,000  120,000  150,000  180,000  210,000  240,000
      500,000..............   75,000  112,500  150,000  187,500  225,000  262,500  300,000
      600,000..............   90,000  135,000  180,000  225,000  270,000  315,000  360,000
      700,000..............  105,000  157,500  210,000  262,500  315,000  367,500  420,000
      800,000..............  120,000  180,000  240,000  300,000  360,000  420,000  480,000

- --------
(/1/)"Average final compensation" under the Salaried Retirement Plan and the Supplemental Plan is the average of the employee's annual compensation in the four calendar years (whether or not consecutive), out of the last ten years of his or her employment, in which his or her annual compensation was highest. "Annual compensation" includes salary and bonuses paid in such year. The 1994 annual compensation of each person named in the summary compensation table who is eligible to participate in the Salaried Retirement Plan was the same as the salary shown in the summary compensation table, but was $633,260 for Mr. Lippincott.

(/2/)At the end of 1994, the persons named in the summary compensation table who are eligible to participate in the Salaried Retirement Plan had the following full years of credited employment under that plan: Mr. Lippincott, 35; Mr. Anderson, 19; Mr. Kersh, 0; Mr. Leaman, 34; Mr. Murtagh, 0; and Mr. White, 27.

  The Salaried Retirement Plan has been amended to cease accrual of credited employment after December 31, 1994. Beginning in 1995, the Company will make additional contributions to the Salaried Investment Plan to provide retirement benefits to salaried employees. Mr. Dunlap is not eligible for participation in the Salaried Plan or the Supplemental Plan pursuant to his employment agreement with the Company (see "Agreements with Executives" below).

AGREEMENTS WITH EXECUTIVES

 Albert J. Dunlap

  On April 19, 1994, the Company entered into an employment agreement with Mr. Dunlap and on June 3, 1994, the shareholders approved the portions of the agreement containing Mr. Dunlap's performance-based incentive package. The Company agreed to employ Mr. Dunlap as Chairman of the Board and Chief Executive Officer, and Mr. Dunlap agreed to serve in such capacities, for an initial period of five years ending April 18, 1999, and for successive one-year renewal periods unless six months advance notice of termination is given by either party. The agreement provides for a base salary at an annual rate of $1,000,000. The Compensation Committee of the Board of Directors (the "Committee") may increase Mr. Dunlap's base salary for any year after 1994, but may not reduce it after any such increase. Under the agreement, the Company paid Mr. Dunlap a special bonus on hiring of $333,333 and granted him the stock options listed under "Option Grants in Fiscal 1994" on page 14, and Mr. Dunlap invested $1,000,000 in the Company by purchasing 26,316 shares from the Company at a price of $38.00 per share.

  The agreement provides that Mr. Dunlap will receive, in lieu of participation in any annual incentive plan of the Company, an annual incentive bonus for each Company fiscal year after 1994 if he is employed during the entire fiscal year. The amount of the bonus will equal 1.25% of the Company's net income for the year in excess of 10% of the average of the Company's shareholders' equity at the beginning and end of the year. The bonus is payable in cash in the first quarter of the following year. Under the agreement, Mr. Dunlap is entitled to a termination bonus for any fiscal year after 1995 in which his employment terminates, if the termination is due to death or disability, if it is by the Company other than for "cause," or if it is by Mr. Dunlap for "good reason" (including a change in control of the Company). No termination bonus is payable if the termination is by the Company for "cause" or by Mr. Dunlap other than for "good reason." The amount of the termination bonus would be determined by the Committee, but could not be less than the annual incentive bonus payable for the prior year, prorated for the number of days employed during the year of termination. The bonus would be payable in cash within 60 days after termination.

  Under the agreement, Mr. Dunlap is eligible to participate immediately in the benefit plans available generally to employees or other senior executives of the Company. However, he is not eligible to participate in any other annual incentive plan, the Salaried Retirement Plan or the Termination Pay Plan for Salaried Employees.

  Under the agreement, the Company purchased Mr. Dunlap's house in Florida at its cost to him, $3,268,000, in order to facilitate his relocation to Philadelphia, and agreed to pay his relocation expenses, including temporary living costs for six months after the date of the agreement. The Company sold the house soon after purchasing it. In January 1995, the Committee extended the provision of the agreement on temporary living costs for an additional six months. Under the agreement, the Company also purchased Mr. Dunlap's car at its cost to him, $86,963. Mr. Dunlap is entitled to reimbursement from the Company on a grossed up basis for taxes paid by him in relation to these amounts.

  The Company may terminate Mr. Dunlap's employment under the agreement at any time, or due to his disability, or for "cause." "Cause" means (i) Mr. Dunlap's willful failure substantially to perform his duties under the agreement, except if such failure results from disability, or (ii) his conviction for a felony (or a plea of guilty or nolo contendere thereto). Mr. Dunlap may terminate his employment under the agreement at any time with the Company's consent. In addition, he may terminate his employment for "good reason" by notifying the Company within 90 days after any of the following events occurring without his consent, unless remedied by the Company within 30 days after receiving such notice: (i) any change in Mr. Dunlap's title as Chairman of the Board and Chief Executive Officer or his removal from, or the failure to re-elect him to, such positions; (ii) any assignment of duties materially inconsistent with his positions or any material limitation of his powers as contemplated by the agreement; (iii) any requirement that Mr. Dunlap be based without his consent anywhere other than at the Company's principal executive office; (iv) any reduction in Mr. Dunlap's base salary; (v) any failure to continue in effect any fringe benefit plan in effect at the date of the agreement or to provide Mr. Dunlap equivalent benefits; (vi) the failure of the Company to maintain his status as a Director while he serves as Chief Executive Officer; (vii) a "change in control" of the Company; or (viii) any other material breach of the agreement by the Company. A "change in control" means the occurrence of any one of the following events:

    (i) any "person" as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under that Act, of 20% or more of the voting stock of the Company;

    (ii) the majority of the Board of Directors consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of the agreement, provided that any person becoming a Director subsequent to such date whose election or nomination for election was supported by two-thirds of the Directors who then comprised the Incumbent Directors is considered to be an Incumbent Director;

    (iii) the Company, without Mr. Dunlap's consent, adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; or

    (iv) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the persons who were shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company).

  The agreement, as amended subsequent to April 1994, provides that, if the Company terminates Mr. Dunlap's employment other than for "cause" and not due to his disability, or if he terminates his employment for "good reason," (i) he will receive as liquidated damages a lump sum payment in an amount equal to the base salary that would have been payable through the period ending April 18, 1999 or any then applicable renewal period, (ii) he will receive the termination bonus described above for any year after 1995 in which the termination occurs, (iii) all of his unvested options will vest immediately and he will be entitled to exercise such options within three years after the date of termination, and (iv) he will be entitled to continue participating in the employee benefit plans in which he had been entitled to participate before termination, for three years after termination, or to receive substantially equivalent benefits. The Company and Mr. Dunlap have also amended the agreement to provide for immediate vesting of all options on a change of control of the Company.

  The agreement provides that, if the Company terminates Mr. Dunlap's employment for "cause" or if he terminates his employment with the consent of the Company, all obligations (other than accrued obligations) of the Company will cease, except that he will be able to exercise the options which are exercisable on the date of termination within 60 days, if the termination is for "cause," and within one year, if it is with the consent of the Company. The agreement provides that, if Mr. Dunlap's employment is terminated due to his death or disability, he will receive the termination bonus described above for any year after 1995 in which the termination occurs. If his employment is terminated due to death, his estate or legal representative will be entitled to exercise within one year the options which are then exercisable or which would have become exercisable within one year after his death. If his employment is terminated due to disability, he will be entitled to exercise within three years all options which are then exercisable or which would have become exercisable within one year after the date of termination.

 Philip E. Lippincott

  In January 1994, the Company entered into an agreement with Mr. Lippincott with respect to his resignation as Chairman of the Board, Chief Executive Officer and a Director of the Company. Under the agreement, Mr. Lippincott agreed to be available to provide consulting services at the Company's request and Mr. Lippincott is entitled to (i) base salary at the annual rate of $635,000 until his retirement, (ii) reimbursement for any expenses incurred in working for the Company, subject to certain limits, (iii) a supplemental retirement benefit outside the Salaried Retirement Plan sufficient to eliminate the normal actuarial reduction for retirements before age 62, (iv) financial counselling services during the remainder of his life, and (v) the same group insurance benefits that are available to other salaried employees and retirees. The agreement also provides that his Performance Plan bonus, if any, for 1994 will be based solely on the period before his resignation date and that, if Mr. Lippincott elects to retire November 30, 1995, the Company will make a payment to him so that its cost will be equivalent to the cost it would have incurred if he had retired March 31, 1996.

 J. Richard Leaman, Jr.

  In September 1994, the Company and Mr. Leaman entered into an agreement under which it has paid him an incentive award of $500,000 in connection with the Company's successful sale of S.D. Warren Company ("Warren"). While this agreement superseded the April 1991 agreement between the Company and Mr. Leaman relating to his appointment as President of Warren, it continued the provisions of the earlier agreement under which Mr. Leaman (i) was provided an apartment in Boston and reimbursed for Massachusetts income tax liability arising from his work in Boston, and (ii) is entitled to payments outside the Salaried Retirement Plan sufficient to eliminate the normal actuarial reduction for retirements before age 62.

 Other Executives

  The Company has entered into agreements with each of Messrs. Anderson, Kersh, Murtagh and White providing that if such person's employment is terminated upon or after a change in control (defined generally in the same manner as in the Company's employment agreement with Mr. Dunlap), or is terminated in any event without cause, (i) he will receive an amount equal to three times his then-current annual salary, (ii) he will receive an amount equal to his bonus, if any, for the prior year, prorated for the portion of the then-current year during which he is employed, (iii) all of his unvested options will vest immediately, and (iv) he will be entitled to continue participating in the Company's employee benefit plans for three years after termination, or to receive substantially equivalent benefits.

 Other Benefits

  If any corporate officer dies while still employed but prior to the attainment of age 55 and completion of 15 years of service when his or her surviving spouse or, if the officer is unmarried, his or her surviving dependent or dependents, would otherwise become entitled to an early retirement death benefit under the Salaried Retirement Plan, the Company will make payments outside the Salaried Retirement Plan as an operating expense to the officer's spouse or dependents in an amount equal to 20% of the officer's annual rate of base salary at the time of death until the earlier of the spouse's or dependent's death or the expiration of 20 years. These payments will be reduced by the amount of any pre-retirement survivor annuity payable under the Salaried Retirement Plan and the Supplemental Plan.

COMPARATIVE SHAREHOLDER RETURN

  The following graph compares the cumulative total return on the Company's shares over the past five calendar years with the cumulative total return on shares of companies in the Standard & Poor's 500 Index and the Standard & Poor's Paper and Forest Products Index. Cumulative total return is measured assuming an initial investment of $100 and the reinvestment of dividends.

                         [GRAPH APPEARS HERE]


CALENDAR YEAR ENDED              SCOTT       S&P 500     S&P P/F
- -------------------             --------     -------     --------

1989                            $ 100        $100        $ 100

1990                            $  80.21     $ 96.9      $  90.34
1991                            $  75.35     $126.42     $ 114.59
1992                            $  78.83     $136.05     $ 131.02
1993                            $  92.69     $149.76     $ 144.4
1994                            $ 158.1      $151.74     $ 150.46


                              CERTAIN TRANSACTIONS

  Mark C. Davis is a Managing Director of the Investment Banking Department of Salomon Brothers Inc. Salomon Brothers Inc has served as one of the Company's principal investment bankers for more than a decade. Since the beginning of 1994, Salomon Brothers Inc has provided investment banking services to Scott in connection with certain divestitures and other transactions, and Salomon Brothers Inc has been engaged to provide investment banking services to the Company in connection with certain pending transactions.

  Howard G. Kristol is a partner in the law firm of Reboul, MacMurray, Hewitt, Maynard & Kristol, which provided legal services to the Company in 1994 and may provide such services to the Company in the future.

           APPROVAL OF THE NON-EMPLOYEE DIRECTORS' COMPENSATION PLAN
                              ITEM 2 ON THE PROXY
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL

  On February 21, 1995, the Board of Directors and its Compensation Committee adopted the Scott Paper Company Non-Employee Directors' Compensation Plan (the "Plan"), subject to approval by the Company's shareholders at the Meeting. The complete text of the Plan is set forth in Exhibit A.

  It is the intention of the Board of Directors that, if the Plan is approved at the Meeting, the only compensation of non-employee Directors for their regular service as such will be through grants under the Plan. See "Board of Directors" on page 2.

VOTE REQUIRED FOR APPROVAL

  The affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the Meeting is required to approve adoption of the Plan. Since abstentions are counted as shares present or represented, they will have the legal effect of "no" votes. However, broker non-votes will not have any effect.

DESCRIPTION OF THE PLAN

  All statements herein describing the Plan are qualified by reference to Exhibit A.

  Purpose

  The purpose of the Plan is to promote the interests of the Company and its shareholders by attracting and retaining non-employee Directors capable of furthering the future success of the Company and by aligning their economic interests more closely with those of the Company's shareholders.

  Effective Date and Term

  If approved by the shareholders at the Meeting, the Plan would become effective when approved. The term during which grants may be made would expire on December 31, 2010.

  Automatic Grants of Shares

  Each person who (i) is elected as a Director on or after the effective date of the Plan, (ii) has agreed in writing to serve as a Director until the expiration of his or her term of office, and (iii) is not then, and has not been for a period of six months prior thereto, an employee of the Company or any subsidiary of the Company would be granted shares as compensation for all regular services to be performed as a Director from the date of election to the expiration of his or her term of office. The number of shares to be granted to each such Director elected at an annual meeting of the Company's shareholders would be 1,000. The number of shares to be granted to each such Director elected at any other time would be 1,000, prorated for the number of days left until the next scheduled annual meeting of the Company's shareholders. The number of shares for which certificates would be delivered to each such Director would be automatically reduced by 28% to provide for the estimated Federal income tax payment obligations of the Director, or by such higher percentage as may be required by law to be withheld, with the Company remitting to the appropriate tax authorities the fair market value of the shares for which certificates are not so delivered. None of the shares granted under the Plan will be subject to forfeiture upon the termination of a Director's service prior to completion of his or her term.

  Adjustments

  The number and kind of shares which would be automatically granted to each non-employee Director would be subject to automatic adjustment for any changes in the number or kind of outstanding shares resulting from a merger, recapitalization, stock exchange, stock split, stock dividend, other extraordinary dividend or distribution, corporate division or other change in the Company's corporate or capital structure.

  Amendment of the Plan

  The Board of Directors would be permitted to amend, suspend or discontinue the Plan, but shareholder approval of such action would be required if necessary in order to ensure compliance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

PLAN BENEFITS

  If the Plan is approved by the shareholders at the Meeting, the annual benefit receivable by each non-employee Director would be 1,000 shares. The last sale price of the Company's shares, as reported in The Wall Street Journal, New York Stock Exchange Composite Transactions, for February 24, 1995 was $78.875. At that price, the value of the 1995 grant to each non-employee Director elected at the Meeting would be $78,875 and the value of the 1995 grants to all eight of the non-employee Director nominees (assuming they are elected at the Meeting), would be $631,000.

       APPROVAL OF PERFORMANCE GOAL APPLICABLE TO RESTRICTED STOCK GRANTS
                              ITEM 3 ON THE PROXY
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL

  At the Annual Meeting of Shareholders held on June 3, 1994, the Company's shareholders approved the 1994 Long-Term Incentive Plan (the "Plan"), which provided for grants of stock options, restricted shares and performance shares. On July 19, 1994, the Board of Directors amended the Plan to delete the provisions relating to performance shares.

  On September 16, 1994, subject to the approval of the Company's shareholders, the Compensation Committee awarded restricted shares under the Plan with a significant performance goal to 22 senior executives of the Company, including those officers named in the summary compensation table on page 12 who are continuing as employees of the Company. The Company is seeking shareholder approval of the performance goal which is applicable to these awards and which may be applicable to future awards of restricted shares under the Plan. If the Company's shareholders do not approve the performance goal at the Meeting, all awards which have been made with that performance goal will be rescinded.

VOTE REQUIRED FOR APPROVAL

  The affirmative vote of a majority of the shares present or represented and entitled to vote at the Meeting is required to approve the performance goal. Since abstentions are counted as shares present or represented, they will have the legal effect of "no" votes. However, broker non-votes will not have any effect.

DESCRIPTION OF THE PERFORMANCE GOAL

  The performance goal is attained for a given measuring period if the annualized cumulative increase in the fair market value of a Company share during 15 out of the 20 consecutive trading days ending on the last day of the measuring period, over such fair market value at the beginning of the measuring period, exceeds the annualized cumulative increase in the Standard & Poor's 500 Index for the same measuring period by at least one percentage point. The Plan defines "fair market value" as the mean between the highest and lowest sale prices of a share on the date of reference, as reported in The Wall Street Journal, New York Stock Exchange Composite Transactions.

DESCRIPTION OF THE GRANTS

  Each grantee was awarded a specified number of restricted shares (see "Plan Benefits" below), but the restricted shares are not considered "granted" until the grantee purchases "qualifying shares" of the Company. The number of restricted shares granted equals three times the number of qualifying shares purchased. Company shares are "qualifying shares" only if their acquisition increases the grantee's actual ownership of Company shares, as certified periodically by the grantee, and only if they are not purchased through a Company program. For example, shares received on the exercise of options or the lapse of restrictions on previously granted restricted shares, as well as shares purchased periodically through the Salaried Investment Plan, are not considered qualifying shares.

  Only shares purchased between June 4, 1994 and September 25, 1998 constitute qualifying shares. If a grantee failed to purchase at least 500 shares by December 15, 1994 (or within the first 60 days thereafter that the grantee was not prohibited from purchasing qualifying shares under the Company's insider trading policy), the entire award would have lapsed. If a grantee fails to purchase at least 500 additional shares in any subsequent period ending on a September 25, the portion of the award which had not already been granted would then lapse. As indicated in "Plan Benefits" below, substantially all of the restricted shares covered by the Committee's September 16, 1994 action have been granted due to the grantees' purchases of qualifying shares.

  The restricted shares granted on each grant date vest at the rate of 20% on the initial vesting date shown in the following schedule and on each of the next four anniversaries of the initial vesting date shown if the Company has then attained the performance goal. The performance goal is calculated separately for each 20% portion. The measuring period for each of the five 20% portions of a restricted share grant starts on the date shown.

                                  THE START OF THE
   FOR GRANTS BETWEEN            MEASURING PERIOD IS THE INITIAL VESTING DATE IS
   ------------------            ------------------- ---------------------------
   9/16/94 and 12/15/94(/1/)....       7/1/94                  6/30/95
   12/16/94 and 9/25/95.........       7/1/95                  6/30/96
   9/26/95 and 9/25/96..........       7/1/96                  6/30/97
   9/26/96 and 9/25/97..........       7/1/97                  6/30/98
   9/26/97 and 9/25/98..........       7/1/98                  6/30/99

- --------
(/1/)Or within the first 60 days thereafter that the grantee was not prohibited from purchasing qualifying shares under the Company's insider trading policy.

  Each measuring period ends on the later of the date the applicable 20% portion of the grant is scheduled to vest or the first date thereafter that the performance goal is met, but ends in no event later than the September 15 occurring in the seventh calendar year following the grant date. If the Company fails to meet the performance goal by such September 15, the restricted shares to which such measuring period applies will be forfeited. If a grantee ceases to be actively employed by the Company or disposes of any qualifying shares, the grantee will forfeit any then-unvested restricted shares.

  Notwithstanding the foregoing, if a change of control of the Company occurs, all restricted shares granted will vest on the later of the date of the change of control or six months and one day after the grant date. As defined in the Plan, "change of control" means the first to occur of the following events:

    (a) Any person within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, other than the Company or any entity controlled by the Company (including an employee plan established primarily for the benefit of Company employees or employees of any entity controlled by the Company), acquires beneficial ownership of, or, acting alone or in concert with others, acquires voting power over voting shares of the Company that would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of Directors; or

    (b) At any time within any period of two consecutive years, persons who
  (i) at the beginning of the period constitute the Board of Directors or
  (ii) become Directors after the beginning of the period and whose election or nomination for election by the shareholders of the Company was approved by a vote of at least two-thirds of the persons who were Directors at the beginning of the period, cease for any reason to constitute at least a majority of the Board of Directors; provided that any person who ceases to be a Director by reason of death or disability shall be excluded from the numerator and the denominator in all such calculations.

  Each grantee is entitled to vote and receive dividends on the restricted shares granted to him.

DESCRIPTION OF APPLICABLE PLAN PROVISIONS

 Eligibility; Term

  All of the approximately 2,800 salaried employees of the Company and its consolidated U.S. subsidiaries, and all key employees of the Company's other subsidiaries, totalling approximately 80 persons, are eligible for grants of restricted shares under the Plan. The term during which restricted shares may be awarded expires on April 25, 1999.

 Shares Subject to the Plan; Adjustments

  The maximum number of shares which may be issued upon the grant of restricted shares under the Plan is 50,000 to any one person and 400,000 in the aggregate. The number and kind of shares which may be issued and with respect to which grants may be made, both in the aggregate and to any one person, as well as the number of shares subject to each outstanding grant, is subject to adjustment for any changes in the number or kind of outstanding shares resulting from a merger, recapitalization, stock exchange, stock split, stock dividend, other extraordinary dividend or distribution, corporate division or other change in the Company's corporate or capital structure.

 Administration

  The Plan is administered by a committee (the "Committee") consisting of not less than three non-employee Directors, all of whom must be members of the Compensation Committee. Each member of the Committee must at all times be a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 ("Rule 16b-3"), as then applicable to the Company. Subject to the terms and conditions of the Plan, the Committee has sole discretion and authority to grant restricted shares to determine the terms and conditions of these grants, to interpret the Plan and to establish rules for its administration.

 Amendment of the Plan

  The Board of Directors may amend, suspend or discontinue the Plan, but may not, without the affirmative vote of the holders of a majority of shares present or represented and entitled to vote at a shareholder meeting, increase the limits described above in "Shares Subject to the Plan; Adjustments," extend the term of the Plan, materially increase benefits or modify the Plan's eligibility requirements in a manner which would require shareholder approval under Rule 16b-3, or cause the Plan not to meet the requirements of Rule 16b-3 in any other respect.

PLAN BENEFITS

  The following table shows the number of restricted shares awarded on September 16, 1994 to each person named in the summary compensation table on page 12 and to the members of the groups shown. Except where noted, the same number of restricted shares have been granted due to the grantee's purchase of qualifying shares. The Company cannot determine the dollar value of the shares which would be earned if the applicable Company performance goals are met, because it cannot predict the future price of its shares.

                                                              RESTRICTED SHARES
NAME AND PRINCIPAL POSITION; GROUP                                 AWARDED
- ----------------------------------                            -----------------
Albert J. Dunlap.............................................       50,000
 Chairman of the Board
 and Chief Executive Officer
Philip E. Lippincott.........................................            0
 Former Chairman of the
 Board and Chief Executive Officer
Basil L. Anderson............................................       18,000
 Vice President, Treasurer
 and Chief Financial Officer
Paolo Forlin.................................................       15,000
 Senior Vice President--
 European Consumer Business
Russell A. Kersh.............................................       30,000
 Senior Vice President--
 Finance and Administration
J. Richard Leaman, Jr. ......................................            0
 Vice Chairman, and President
 of S.D. Warren Company
John P. Murtagh..............................................       30,000(/1/)
 Senior Vice President, General
 Counsel and Secretary
P. Newton White..............................................       30,000
 Senior Vice President--Worldwide
 Away-from-Home Business
All current executive officers as a group (7 persons)........      194,000
All current non-employee Directors as a group (8 persons)....            0
All current employees, other than executive officers, as a
 group (15 persons)..........................................      137,500(/1/)

- --------
(/1/)The number of restricted shares considered "granted" by virtue of purchases of qualifying shares before December 15, 1994 (or within the first 60 days thereafter that the grantee was not prohibited from purchasing qualifying shares under the Company's insider trading policy) was 24,789 for Mr. Murtagh and 119,500 for all current employees, other than executive officers, as a group.

  As of July 1, 1994, the fair market value (as defined in the Plan) of a Company share was $52.31 and the Standard & Poor's 500 Index was 446.20. As of February 24, 1995, the fair market value of a Company share was $78.56 and the Standard & Poor's 500 Index was 488.26.

                      APPROVAL OF APPOINTMENT OF AUDITORS
                              ITEM 4 ON THE PROXY

  The Board of Directors has appointed Coopers & Lybrand L.L.P. ("Coopers & Lybrand"), independent accountants, to be the Company's auditors for the year 1995. Although not required to do so, the Board has determined that it would be desirable to request approval of this appointment by the shareholders of the Company. If approval is not received, the Board will reconsider the appointment. Representatives of Coopers & Lybrand are expected to be present at the meeting to make a statement if they desire to do so and to respond to appropriate questions.

  On August 31, 1994, the Company engaged Coopers & Lybrand as the principal accountants to audit the Company's financial statements, effective September 1, 1994, replacing Price Waterhouse LLP ("Price Waterhouse"). The action was approved by the Audit Committee of the Company's Board of Directors. Price Waterhouse's report on the Company's financial statements for fiscal years 1992 and 1993 did not contain any adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles. During fiscal years 1992 and 1993 and the interim period subsequent to fiscal year 1993, there were no disagreements between the Company and Price Waterhouse on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Price Waterhouse, would have caused Price Waterhouse to make a reference to the subject matter of the disagreements in connection with its report. During fiscal years 1992 and 1993 and the interim period subsequent to fiscal year 1993, Price Waterhouse did not advise the Company that (1) the internal controls necessary for the Company to develop reliable financial statements do not exist, or (2) information has come to Price Waterhouse's attention that has led it to no longer be able to rely on management's representations or that has made it unwilling to be associated with the financial statements prepared by management, or (3) there was a need to expand significantly the scope of its audit, or that information has come to Price Waterhouse's attention during such period that, if further investigated, may
(i) materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal periods subsequent to fiscal year 1993 (including information that may prevent it from rendering an unqualified audit report on those financial statements), or (ii) cause Price Waterhouse to be unwilling to rely on management's representations or be associated with the Company's financial statements, or (4) information has come to Price Waterhouse's attention that Price Waterhouse has concluded materially impacts the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal periods subsequent to fiscal year 1993 (including information that, unless resolved to Price Waterhouse's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements). During fiscal years 1992 and 1993 and the interim period subsequent to fiscal year 1993, neither the Company nor anyone on its behalf consulted Coopers & Lybrand regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company by Coopers & Lybrand.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Meeting. However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form will vote on that business in accordance with their best judgment.

                            SOLICITATION OF PROXIES

  The accompanying proxy is solicited on behalf of the Board of Directors. The cost of soliciting proxies will be paid by the Company. Following the original mailing of the proxies, several Company employees may solicit proxies personally, or by mail, telephone or telecopy. In addition, the Company has retained D. F. King & Co. to aid in the solicitation of proxies from brokers and nominees for a fee of $12,500. The Company will reimburse banks, brokerage firms, voting trustees and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of shares.

                     SHAREHOLDER PROPOSALS AND NOMINATIONS

  Proposals which shareholders intend to present at the next Annual Meeting of Shareholders must be received by the Secretary of the Company at its executive offices (Scott Plaza, Philadelphia, PA 19113) no later than November 10, 1995.

  A nomination for election of a Director may be made by any shareholder only if written notice of the shareholder's intent to nominate a Director is given by the shareholder not less than (1) 60 days prior to the Annual Meeting of Shareholders or (2) seven days following the day notice of any other meeting at which Directors will be elected is mailed to the shareholders. The process to be followed and the requirements for the shareholder's notice are stated in the Company's bylaws, a copy of which may be obtained from the Secretary.

                             ADDITIONAL INFORMATION

  WHEN IT BECOMES AVAILABLE, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON FROM WHOM A PROXY IS SOLICITED BY THE BOARD OF DIRECTORS, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S 1994 ANNUAL REPORT ON FORM 10-K, INCLUDING ITS FINANCIAL STATEMENTS AND SCHEDULES (AS WELL AS EXHIBITS, IF SPECIFICALLY REQUESTED), REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. WRITTEN REQUESTS SHOULD BE DIRECTED TO MICHAEL D. MASSETH, DIRECTOR--INVESTOR RELATIONS, AT THE COMPANY'S EXECUTIVE OFFICES.

                                                                      EXHIBIT A

                              SCOTT PAPER COMPANY
                            NON-EMPLOYEE DIRECTORS'
                               COMPENSATION PLAN

1. PURPOSE

  The purpose of the Scott Paper Company Non-Employee Directors' Compensation Plan (the "Plan") is to promote the interests of Scott Paper Company (the "Company") and its shareholders by attracting and retaining non-employee Directors capable of furthering the future success of the Company and by aligning their economic interests more closely with those of the Company's shareholders.

2. DEFINITIONS

  "Board of Directors" means the Board of Directors of the Company.

  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. References to any provision of the Code or rule or regulation thereunder shall be deemed to include any amended or successor provision, rule or regulation.

  "Director" means a member of the Board of Directors.

  "Grantee" means any person who has been granted Shares under Section 4.

  "Rule 16b-3" means Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

  "Share" means a common share of the Company and such other securities as may be substituted for a Share or such other securities pursuant to the adjustment provisions of Section 5.

3. EFFECTIVE DATE AND TERM OF THE PLAN

  The Plan shall become effective only if it is approved by the affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote at the annual meeting of the Company's shareholders to be held on April 18, 1995 or at any adjournment thereof and, if so approved, shall be effective from the date approved.

  The term during which Shares shall be granted under the Plan shall expire on December 31, 2010.

4. GRANTS OF SHARES

  Each person who (i) is elected as a Director on or after the effective date of the Plan, (ii) has agreed in writing to serve as a Director until the expiration of his or her term of office, and (iii) is not then, and has not been for a period of six months prior thereto, an employee of the Company or any subsidiary of the Company shall be granted, without any further action or authorization, Shares as his or her only compensation for regular services to be performed as a Director from the date of election to the expiration of his or her term of office. The number of Shares to be granted to each such Director elected at an annual meeting of the Company's shareholders shall be 1,000. The number of Shares to be granted to each such Director elected at any other time shall be 1,000 multiplied by a fraction, the numerator of which shall be the number of days after the date of such election to and including the date of the next scheduled annual meeting of the Company's shareholders and the denominator of which shall be 365. None of the Shares granted under this Plan shall be subject to forfeiture upon the termination of a Director's service prior to completion of his or her term.

  The number of Shares for which certificates shall be delivered to each Grantee shall be automatically reduced by 28% to provide for the estimated Federal income tax payment obligations of the Grantee, or by such other higher percentage as may be required by law to be withheld, with the Company remitting to the appropriate tax authorities the fair market value of the Shares for which certificates are not so delivered.

  The Shares granted under the Plan may be treasury shares or newly-issued shares. The obligation of the Company to deliver Shares shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be deemed necessary or appropriate by the Company, including, among others, such steps as counsel for the Company shall deem necessary or appropriate to comply with requirements of relevant securities laws. This obligation shall also be subject to the condition that any Shares reserved for issuance under the Plan shall have been duly listed on any national securities exchange which then constitutes the principal trading market for the Shares.

5. ADJUSTMENTS

  The number and kind of Shares which shall be automatically granted to each Grantee under Section 4 of the Plan shall be automatically adjusted to prevent dilution or enlargement of the rights of Grantees in the event of any changes in the number or kind of outstanding Shares resulting from a merger, recapitalization, stock exchange, stock split, stock dividend, other extraordinary dividend or distribution, corporate division or other change in the Company's corporate or capital structure.

6. AMENDMENT, SUSPENSION AND DISCONTINUANCE

  The Board of Directors may at any time amend, suspend or discontinue the Plan, provided that, if shareholder approval of such action is necessary in order to ensure compliance with Rule 16b-3, such action shall be subject to approval by the holders of the Shares by the vote and in the manner required by Rule 16b-3. In no event may the Board of Directors amend any provision of the Plan that constitutes a "plan provision" referred to in Rule 16b-3(c)(2)(ii)(B) more frequently than once every six months (other than to comport with changes in the Code).

7. COMPLIANCE WITH RULE 16B-3

  The Company intends that the Plan and all transactions hereunder meet all of the requirements of Rule 16b-3, and that any Grantee shall not, as a result of any grant hereunder, lose his or her status as a "disinterested person" as defined in Rule 16b-3. Accordingly, if any provision of the Plan does not meet a requirement of Rule 16b-3 as then applicable to any such transaction, or would cause a Grantee not to be a "disinterested person," such provision shall be construed or deemed amended to the extent necessary to meet such requirement and to preserve such status.

8. GOVERNING LAW

  The Plan shall be applied and construed in accordance with and governed by the law of the Commonwealth of Pennsylvania and applicable Federal law.

                                                                        APPENDIX

                       FORM OF RESTRICTED STOCK AGREEMENT

  AGREEMENT, made as of      , by and between Scott Paper Company, a
Pennsylvania corporation (the "Company") and       ("Grantee");

  WHEREAS, Scott Paper Company maintains the 1994 Long-Term Incentive Plan ("Plan") under which the Compensation Committee of the Company's Board of Directors ("Committee") may, among other things, award the Company's Common Shares (the "Shares") to such employees of the Company and its United States Subsidiaries as the Committee may determine, subject to such terms, conditions, or restrictions as it may deem appropriate; and

  WHEREAS, pursuant to the Plan, the Committee has awarded to the Grantee a restricted stock award subject to the terms and conditions of this Agreement.

  NOW, THEREFORE, the parties hereto hereby agree as follows:

1. AWARD OF SHARES

  In accordance with the provisions of the Plan, the Committee has awarded to the Grantee on the date first set forth herein ("Initial Date") the right to
receive     Shares ("Restricted Shares") subject to the terms, conditions, and restrictions set forth herein and in the Plan. Capitalized terms not otherwise defined herein shall be as defined in the Plan.

2. AWARD RESTRICTION

  (a) Ownership of the Restricted Shares shall not vest in the Grantee, and such Restricted Shares shall be subject to forfeiture, until the conditions of each of Sections 2(b) and 2(c) are fully satisfied. (The lapse of all of the restrictions hereunder with respect to the Grantee's rights in the Restricted Shares shall be hereafter referred to as "Vesting"; the period between the date ("Grant Date") upon which the Restricted Shares are awarded to the Grantee pursuant to Section 2(b) and the date of Vesting hereafter is referred to as the "Restricted Period"; and the date of Vesting shall be hereafter referred to as the "Vesting Date.")

  (b) In order to be entitled to an award of Restricted Shares, the Grantee must purchase Shares ("Qualifying Shares") in a Qualifying Transaction. For these purposes, a Qualifying Transaction shall mean the acquisition of Shares in which such Grantee owns the legal and beneficial interest by any means other than through a Company program, including without limitation (x) Shares received from the Company pursuant to a base salary or incentive award deferral program, the exercise of stock options, Vesting in a Restricted Stock award or the reallocation of Shares to the Grantee with respect to such an award or (y) Shares purchased on behalf of the Grantee's account in the Company's 401(k), savings or other qualified profit sharing plan; provided, further, that to be treated as a Qualifying Share, an acquisition must increase the Grantee's actual ownership of Shares by not less than the number of Shares acquired in the Qualifying Transaction.

    (i) Subject to the provisions hereof, the Grantee shall be awarded three
  (3) Restricted Shares for each one (1) Qualifying Share acquired in a Qualifying Transaction occurring on or after June 4, 1994 and before September 25, 1998; provided, however, that the maximum number of Restricted Shares which may be awarded to the Grantee hereunder shall not exceed the number set forth in Paragraph 1.

    (ii) The Grantee may purchase all or any portion of the aggregate number of Qualifying Shares required to obtain the maximum number of Restricted Shares which may be awarded hereunder at any time on or after June 4, 1994 and before September 25, 1998; provided, however, to the extent that the Grantee has not previously purchased such maximum number of Qualifying Shares, the Grantee must purchase not less than five hundred (500) Qualifying Shares on or before December 15, 1994 or, if applicable, within the first 60 day period thereafter that the Grantee may purchase Qualifying Shares without causing a violation of Federal or State securities laws due to his or her status as an "insider" and an additional five hundred (500) Qualifying Shares during the twelve month period ending on or before each subsequent September 25 thereafter to and including September 25, 1998. In the event a minimum purchase is not made during any twelve month period, the Grantee will forfeit his or her right to purchase Qualifying Shares during any subsequent 12 month period. Vesting in Restricted Shares with respect to which Qualifying Shares were purchased during the 12 month period(s) prior to the period in which the failure to purchase 500 Qualifying Shares occurs shall continue in accordance with the terms of this Agreement, however, Shares purchased during such period shall not be considered Qualifying Shares for purposes of this Agreement.

    (iii) On or before December 15, 1994 and thereafter on or before each date which is the earlier of (w) each following September 25 or the (x) the date upon which one hundred percent (100%) of the Grantee's Restricted Shares shall have Vested, the Grantee shall submit to the Committee a certified statement, executed by the Grantee, which (y) sets forth, in detail, the facts concerning the acquisition of the Qualifying Shares, and
  (z) affirms that the Grantee has not sold, transferred or otherwise disposed of Qualifying Shares previously acquired by the Grantee and that the aggregate number ("Grantee Share Ownership Amount") of Shares owned by the Grantee (other than those described in this Section 2(b)(x) and (y)) since the Initial Date is not less than the sum of (u) the number of Shares owned on the Initial Date (other than those described in this Section 2(b)(x) and (y)) and (v) the total number of Qualifying Shares acquired by the Grantee on or following the Initial Date. For these purposes, the pledge of, or the granting of a security interest in, Qualifying Shares in connection with a loan obtained by the Grantee to acquire, carry or hold such shares shall not be treated as a sale, transfer or disposition.

    (iv) Within five (5) days following a Qualifying Transaction, the Grantee shall notify the Committee in writing of such acquisition, including the number of Qualifying Shares so acquired, and shall certify that the acquisition is a Qualifying Transaction and the Grantee's Share Ownership Amount, determined as of the date of such Qualifying Transaction, satisfies the requirements of Section 2(b)(iii)(z). Upon receipt of such certificate, the Committee shall, as soon as practicable, award the appropriate number of Restricted Shares to the Grantee. For purposes of this Agreement, the Grant Date with respect to each Restricted Share shall be the date upon which the Grantee engaged in a Qualifying Transaction which resulted in the award of such Restricted Share.

  (c) Twenty percent (20%) of the Restricted Shares awarded on each Grant Date shall become vested in the Grantee on the June 30 shown as the "initial vesting date" in Section 2(d) and on each of the first, second, third and fourth anniversaries thereof, subject to the terms hereof, including but not limited to the attainment of the Performance Goal described in Section 2(d), as the Performance Goal is applied to each twenty percent (20%).

  (d) Subject to the provisions of Sections 2(c), 2(d)(i) and Paragraph 4 an award of Restricted Shares made pursuant to Section 2(b) shall not vest in the Grantee unless the Company shall have equalled or exceeded the Performance Goal; provided, however, that if and to the extent that any Restricted Shares have not vested on or before the September 15 occurring in the seventh calendar year following the Grant Date because of the failure to satisfy the Performance Goal with respect to such Restricted Shares, the Grantee shall forfeit all of his or her rights to such Restricted Shares. For purposes of Grants awarded on or prior to December 15, 1994 or, if applicable, within the first 60 day period thereafter that the Grantee may purchase Qualifying Shares without causing a violation of Federal or State securities laws due to his or her status as an "insider," the Performance Goal shall mean that (x) the cumulative increase, calculated on an annualized basis, in the Fair Market Value of the Shares during fifteen (15) out of the twenty (20) consecutive trading days ("Test Days") (on which the New York Stock Exchange is open) immediately preceding and including each June 30 (beginning on June 30, 1995, the initial vesting date for such Grants) over the Fair Market Value of the Company's Shares on July 1, 1994 (each such period hereinafter is referred to as the "Measuring Period") exceeds (y) the cumulative increase calculated on an annualized basis in the Standard and Poor's 500 Index ("S&P Index") for the same Measuring Period, by not less than one (1) percentage point. For purposes of Grants awarded after December 15, 1994, the Measuring Period shall commence on the applicable July 1st in accordance with the following schedule:

                DATES GRANT OF                    COMMENCEMENT        INITIAL
          RESTRICTED SHARES AWARDED            OF MEASURING PERIOD VESTING DATE
          -------------------------            ------------------- -------------
December 16, 1994 - September 25, 1995........    July 1, 1995     June 30, 1996
September 26, 1995 - September 25, 1996.......    July 1, 1996     June 30, 1997
September 26, 1996 - September 25, 1997.......    July 1, 1997     June 30, 1998
September 26, 1997 - September 25, 1998.......    July 1, 1998     June 30, 1999

The Performance Goal shall be calculated in accordance with the same methodology set forth in this Section 2(d)(x) and (y) above.

    (i) The Committee shall compare the increase (calculated on an annualized basis) in the Fair Market Value of a Share during such Measuring Period with the increase (calculated on annualized basis) in the S&P Index for such Measuring Period for each Test Day occurring at the end of such Measuring Period. In the event that, with respect to not less than fifteen
  (15) of the twenty (20) Test Days the annualized increase in the Fair Market Value of the Shares exceeds the annualized increase in the S&P Index by not less than one (1) percentage point, the Company shall be deemed to have achieved the Performance Goal for such Measuring Period. In the event the Performance Goal is not achieved in any initial Measuring Period and the Performance Goal is achieved at any time during a subsequent Measuring Period (i.e., Test Days are any (20) consecutive trading days during the subsequent Measuring Period, not just the 20 days ending on June 30), the Grantee shall vest in all Restricted Shares for which he or she has satisfied the requirements of Section 2(b) with respect to any earlier Measuring Period in which the Performance Goal was not achieved with Vesting to occur on the date the Performance Goal is achieved. For the then current Measuring Period, the Test Days will be those days immediately preceding and including the June 30th, which shall be considered the Initial Vesting Date for that period.

    (ii) In the event that on any June 30, the Shares are no longer listed on the New York Stock Exchange or the S&P Index no longer is readily available, the Committee shall select a readily available and appropriate stock index to utilize in calculating the Performance Goal.

  (e) Subject to the provisions of Section 5(a), upon the Vesting of the Restricted Shares, the Grantee shall own the Restricted Shares free and clear of all restrictions imposed by this Agreement, and the Grantee shall be free to hold or dispose of such shares at will. The Qualifying Shares shall at all times be owned by the Grantee free and clear of any restrictions or conditions related to this Agreement, or the Restricted Shares awarded hereunder, and the Grantee shall be free to sell, assign, transfer, pledge or otherwise dispose of the Qualifying Shares, although such transaction may adversely affect his or her rights hereunder.

  (f) During the Restricted Period, the Restricted Shares may not be transferred or encumbered by the Grantee by means of sale, assignment, mortgage, transfer, exchange, pledge, or otherwise. The levy of any execution, attachment, or similar process upon the Shares shall be null and void.

3. STOCK CERTIFICATES

  (a) Restricted Shares shall be evidenced by one or more stock certificates registered in the name of the Grantee or a nominee or nominees therefor. Prior to Vesting, the Company shall prepare and issue a certificate for the Restricted Shares (the "Share Certificate"), which shall be registered in the name of the Grantee and which shall bear the following restrictive legend, in addition to such other legends (if any) as the Company may deem necessary or desirable under any applicable law:

                              "RESTRICTED SHARES"

       The shares represented by this certificate are subject to the restrictions and other conditions contained in the Scott Paper Company 1994 Long Term Incentive Plan and the Restricted Stock Agreement dated September 16, 1994 between Scott Paper Company and the person named on this certificate, including restrictions on the sale, encumbrance or transfer of the shares represented by this certificate.

  (b) The Grantee shall execute and deliver to the Director, Corporate Compensation & Benefits (the "Escrow Agent") a stock power designating the Company as the transferee of an unspecified number of Shares, which stock power may be completed by the Escrow Agent as specified herein. The Grantee and the Company each waive the requirement that the signature of the Grantee on the stock power be guaranteed. Upon receipt of a copy of this Agreement and the stock power, each signed by the Grantee, the Escrow Agent shall promptly notify the proper officers of the Company who shall cause the Share Certificate to be deposited with the Escrow Agent, to be held in accordance with the terms of this Agreement.

  (c) Upon Vesting, the Company shall cause to be delivered to the Grantee (i) a certificate for the Shares which have vested free and clear of restrictive legends and (ii) any stock powers signed hereunder by the Grantee remaining in its possession. In the event that the Grantee dies after Vesting and before delivery of the certificate, such certificate shall be delivered to, and registered in the name of, the Grantee's beneficiary or estate, as the case may be. In lieu of any fractional share, the Company shall pay to the Grantee, the Grantee's beneficiary or estate, as the case may be, in cash, an amount equal to the Fair Market Value of such fractional share on the date of delivery of such certificate.

  (d) Except as otherwise provided in Section 2 and this Section 3, during the Restricted Period and after the certificates for the Restricted Shares have been issued, the Grantee shall be entitled to all rights of a stockholder of the Company, including the right to vote and the right to receive dividends, with respect to the Restricted Shares subject to this Agreement. Subject to applicable withholding requirements, dividends on the Restricted Shares shall be paid to the Grantee when earned.

  (e) The Escrow Agent is hereby authorized by the Grantee to utilize the stock power delivered by the Grantee to transfer all forfeited Shares to the Company.

4. CHANGE OF CONTROL AND TERMINATION OF EMPLOYMENT

  (a) In the event that a Change of Control shall occur during the Restricted Period any Restricted Shares awarded more than six (6) months prior to the date of such Change of Control shall automatically Vest and any Restricted Shares awarded not earlier than six (6) months prior to such Change of Control shall Vest upon the lapse of six months and one day following the Grant Date with respect to such Restricted Shares.

  (b) Except as otherwise provided in subparagraph (a) of this paragraph 4, in the event of the termination of the Grantee's active employment with the Company (whether voluntarily or involuntarily through death, retirement, disability, or otherwise) prior to the end of the Restricted Period, all of the Grantee's rights in and to the Restricted Shares then credited to such Grantee's account shall be forfeited as of the date of termination. Any reference herein to active employment with the Company shall be deemed to include employment with any subsidiary.

  (c) The Grantee shall be the only person who may effectuate a Qualifying Transaction, and the Grantee must effectuate the same while he or she is still employed by the Company.

5. WITHHOLDING TAXES

  (a) In connection with the delivery of any stock certificates, or the making of any payment in accordance with the provisions of this Agreement, the Company shall withhold Shares or cash amounts (for fractional Shares) equal to the taxes then required by applicable federal, state and local law to be so withheld (taking into account any election made by the Grantee in accordance with Section 5(b)).

  (b) In the event that the Grantee shall elect to recognize income with respect to Restricted Shares in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, the Grantee (i) shall furnish the Committee with a copy of such election within ten days of its filing; and (ii) shall pay to the Company the taxes which the Company is required to withhold as a result of such election, in the amount and on such terms and conditions as the Committee may determine.

6. ADMINISTRATION

  In addition to the administrative authority set forth in the Plan itself, the Committee shall have full authority and sole discretion (subject only to the express provisions of the Plan) to decide all matters relating to the administration and interpretation of this Agreement. All such Committee determinations shall be final, conclusive, and binding upon the Company, the Grantee, the Grantee's Estate and any and all other interested parties. The Grantee hereby acknowledges receipt of the Company's Prospectus which includes the text of the Plan.

7. NO RIGHT TO CONTINUED EMPLOYMENT

  Nothing in the Plan or this Agreement shall confer on the Grantee any right to continue as an employee of the Company or in any way affect the Company's or any subsidiary's right to terminate the Grantee's employment at any time.

8. NON-COMPETITION

  In consideration of the award of shares under the Plan, Grantee agrees as follows:

    (a) During Grantee's employment by the Company and for a period of 24 months following the termination of such employment for any reason, Grantee will not, without the written consent of the Company, either as principal, agent, consultant, employee, director, or otherwise, engage in any competitive work or other competitive activity. For purposes of this Agreement, "competitive work or other competitive activity" means engaging in the manufacture, development, advertising, promotion, or sale of any product which is the same or similar to or competitive with any products of the Company with respect to which Grantee's work has been directly concerned at any time during the 24 months preceding the termination of Grantee's employment or with respect to which during the same time period Grantee acquired knowledge of trade secrets or other confidential information. For purposes of this Agreement, the definition of the term "Confidential Information" contained in the Employee's Agreement signed by the Grantee is incorporated by reference. Grantee will consult with the Company when considering entering into any activity which might violate this paragraph. Grantee will refrain from the activity described in the paragraph within such geographic area as is necessary to protect the interests of the Company.

    (b) Should the Company determine it is necessary to enforce restrictions on Grantee's activities following the termination of Grantee's employment by the Company, the Company may, in its sole discretion, elect to proceed under one or more of this Agreement, the Employee's Agreement signed by the Grantee, or any other agreement between the Company and Grantee containing such restrictions. To the extent the Company elects not to proceed under the Employee's Agreement, Grantee hereby surrenders Grantee's rights under the Employee's Agreement and will not seek performance by the Company under the Employee's Agreement.

    (c) In the event a court of competent jurisdiction finds that the provisions of this paragraph are too burdensome on the Grantee as to length of time or geographic location, the provisions of this paragraph shall not be stricken from the Agreement but rather shall be modified to conform to the findings of the court.

9. NOTICE

  Any notice to the Company hereunder shall be in writing addressed to:

    Director, Corporate Compensation & Benefits
    Scott Paper Company
    Scott Plaza
    Philadelphia, Pennsylvania 19113

    Any notice to the Grantee hereunder shall be in writing addressed to:

    -------------------------
    Scott Paper Company
    Scott Plaza
    Philadelphia, Pennsylvania 19113

    or such other address as the Grantee shall notify the Company in writing.

10. ENTIRE AGREEMENT; CONFLICT WITH PLAN

  (a) This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing and duly signed by each of the parties hereto. No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default thereof.

  (b) The Restricted Shares awarded hereunder are awarded pursuant and subject to the Plan. This Agreement is intended to supplement and carry out the terms of the Plan. It is subject to all terms and provisions of the Plan and, in the event of a direct conflict, the Plan shall prevail.

11. SHAREHOLDER APPROVAL; COMPENSATION LIMITATION

  The Grantee agrees that if, in the opinion of the Company's counsel, the applicable provisions of Section 162(m) of the Code and Prop. Treas. Reg.
(S)1.162-27 (or any applicable final regulation) shall require the approval of the Company's shareholders for all or any portion of this Agreement, this Agreement shall terminate, and any Restricted Shares awarded hereunder shall be forfeited, unless the Company's shareholders shall timely approve such matters as counsel shall determine are required under the Code and Regulations. The Company hereby agrees that, if such shareholder approval is deemed to be necessary, it shall seek such approval at the Company's next annual meeting of its shareholders. The Grantee further agrees that the Compensation Committee shall have the authority to defer Vesting in any Restricted Shares awarded hereunder to the extent that the Compensation Committee in its sole discretion determines that Vesting in Restricted Shares would cause the maximum deductible compensation limitation set forth in Section 162(m) of the Code to be exceeded. The Compensation Committee shall designate March 31 of the next calendar year as the deferred Vesting date. The Grantee shall only vest in the Restricted Shares, as to which Vesting is deferred, if he or she is still in the employ of the Company on the applicable March 31.

12. FORCE AND EFFECT

  The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

13. PREVAILING LAWS

  This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania applicable to contracts made, and to be enforced, within the Commonwealth of Pennsylvania.

14. SUCCESSORS

  This Agreement shall be binding upon and inure to the benefits of the successors, assigns and heirs of the respective parties.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on      ,
  , to be effective as of      ,   .

                                          Scott Paper Company

                                          By: _________________________________

                                          Grantee

                                           ____________________________________
                                          Name:

P                               SCOTT PAPER COMPANY
         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
R             FOR THE ANNUAL MEETING OF SHAREHOLDERS, APRIL 18, 1995

O The undersigned holder of Common Shares of Scott Paper Company hereby appoints JOHN P. MURTAGH, FRANK W. BUBB and STEPHEN D. FORD, and each or any
X of them, with power of substitution, as proxies to vote, and at their discretion in the election of Directors to cumulate the vote of, all shares
Y of the undersigned at the Annual Meeting of Shareholders to be held at 10:00 a.m. on April 18, 1995 at The Radisson Hotel--Philadelphia Airport, 500 Stevens Drive, Philadelphia, Pennsylvania and at any adjournment thereof.

          ELECTION OF DIRECTORS. Nominees

          W.A. Andres, G.E. Beaux, M.C. Davis, A.J. Dunlap, J.F. Fort, III, P. Harf, H.G. Kristol, R.K. Lochridge, G.L. Roubos
++
++ PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE WHICH ++ REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
++
          (CONTINUED, AND TO BE MARKED AND SIGNED, ON THE OTHER SIDE)


                                                     ---------------------
                                                           SEE REVERSE
                                                               SIDE
                                                     ---------------------

[X]  PLEASE MARK YOUR   ++++                                              + 1008
     VOTES AS IN THIS   +                                                 +
     EXAMPLE.           +                                                 +++++

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3, AND 4.


- --------------------------------------------------------------------------------
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 and 4.
- --------------------------------------------------------------------------------

1.Election of Directors (see reverse)

         FOR       WITHHELD
         [_]         [_]


For, except vote withheld from the following nominee(s):


- -----------------------------------------------------


2. Approval of Non-Employee Directors' Compensation Plan

         FOR       AGAINST        ABSTAIN
         [_]         [_]            [_]

3. Approval of performance goal applicable to restricted stock grants

         FOR       AGAINST        ABSTAIN
         [_]         [_]            [_]

4. Approval of appointment of auditors

         FOR       AGAINST        ABSTAIN
         [_]         [_]            [_]


- --------------------------------------------------------------------------------

5. In their discretion upon such other matters as may properly come before the meeting




TREAT AS CONFIDENTIAL IN ACCORDANCE WITH COMPANY POLICY (SEE PAGE 1 OF THE
PROXY STATEMENT)             [_]

I PLAN TO ATTEND THE MEETING [_]







SIGNATURE                                               DATE
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NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.